Exhibit 10.1

EXECUTION VERSION

asset purchase modification agreement

THIS asset purchase modification AGREEMENT (the “Agreement”) is entered into on the 12th day of April 2016, by and among:

(1)	XG TECHNOLOGY, INC., a Delaware corporation, with its principal place of business at 240 South Pineapple Avenue, Suite 701, Sarasota, Florida, 34236 (referred to herein as "Borrower").

(2)	INTEGRATED MICROWAVE TECHNOLOGIES, LLC, a Delaware limited liability company with its principal place of business c/o Skyview Capital, LLC, 2000 Avenue of the Stars, Suite 810-N, Los Angeles, CA 90067 (“IMT”), and/or its successors and assigns (together with IMT, collectively, the “Holder”).

Individually, each of Borrower and Holder is a “Party” and collectively, the “Parties”.

Background

WHEREAS, the Borrower and the Holder entered into an Asset Purchase Agreement on 29th January 2016 (the “APA”), and

WHEREAS, under the terms of the APA, Borrower issued and delivered to Holder the Initial Payment Note (the “IPN”), dated 29th January 2016, pursuant to which Borrower unconditionally agreed and promised to pay to the order of Holder, in lawful money of the United States of America, the principal sum of ONE MILLION FIVE HUNDRED THOUSAND ($1,500,000) DOLLARS (the “IPN Principal Indebtedness”), together with interest on the outstanding IPN Principal Indebtedness, at the Interest Rate of six (6%) percent per annum, on or before March 31, 2016 (the “IPN Maturity Date”), and

WHEREAS, Borrower issued and delivered to Holder the Deferred Payment Note (the “DPN”), dated on 29th January 2016, pursuant to which Borrower unconditionally agreed and promised to pay to the order of Holder, in lawful money of the United States of America, the principal sum of ONE MILLION FIVE HUNDRED THOUSAND ($1,500,000) DOLLARS (the “DPN Principal Indebtedness”), together with interest on the outstanding DPN Principal Indebtedness at the Interest Rate of six (6%) percent per annum, on or before July 31, 2017 (the “DPN Maturity Date”), and

WHEREAS, the Parties have agreed to modify the original payment plan to settle all sums due and owing under the IPN and DPN, plus all accrued interest, and cancel the IPN and DPN, and wish to record those terms, on a binding basis, in this Agreement, and

NOW, THEREFORE, in consideration of the premises, Borrower hereby agrees as follows:

Agreed terms

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the definitions set out in the IPN and DPN shall apply to the meaning of such terms in this Agreement.

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EXECUTION VERSION

1.2	“Cash Proceeds” means the net cash or cash equivalent received by Holder upon sale of any Preferred Shares delivered by Borrower under this Agreement, net of any transaction costs or expenses, evidence which shall be provided to the Borrower at the time of sale of such Preferred Shares.

1.3	“Closing Price” shall mean the closing price of Shares as listed on the NASDAQ stock exchange on the trading day immediately before the day on which such price is to apply to any given set of circumstances, formula or value determination.

1.4	“Preferred Shares” means shares of the Borrower’s Series D Convertible Preferred Stock, par value $0.00001 per share. The Series D Convertible Preferred Stock will have a stated value of $1.00 per share, and will convert into Shares at a conversion price of $0.10 per share.

1.5	“Principal Market” shall mean the Nasdaq Capital Market.

1.6	“Shares” means shares of the Borrower’s common stock, par value $0.00001 per share.

2.	Effect of this agreement

The Parties hereby agree that this Agreement shall be immediately fully and effectively binding on them upon Borrower’s compliance with Section 3.1 below, failing which this Agreement shall be null and void and of no further force nor effect.

3.	Payment

3.1	Borrower shall immediately pay to Holder the total sum of Five Hundred Thousand Dollars ($500,000), plus all accrued interest at a rate of 9% per annum (“Revised Interest”), as applicable, earned under the IPN and the DPN, payable by way of wire transfer to the following bank account (the “Bank Account”):

Bank:

Routing Number:

Account Name:

Account Number:

3.2	Before December 31, 2016, Borrower shall deliver to Holder Preferred Shares having an aggregate value of Cash Proceeds of not less than Two Million Five Hundred Thousand Dollars ($2,500,000), plus all accrued Revised Interest from the date of this Agreement. The Preferred Shares will issued in tranches of Two Hundred Fifty Thousand dollars ($250,000) (each a “Tranche”), with the first Tranche being issued within 10 business days of the date of this Agreement.

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EXECUTION VERSION

3.3	Borrower shall immediately deliver further Tranches of Preferred Shares once Holder advises Borrower that it has disposed of the Shares from the previously released Tranche on the Principal Market and realised Cash Proceeds. Every time Holder requests a further Tranche, it will provide an updated account of its Cash Proceeds.

3.4	Following the issuance of each Tranche, the Borrower will register the underlying Shares with U.S. Securities and Exchange Commission on a Registration Statement on Form S-1 or Form S-3, if available, within five (5) business days of the issuance of the Tranche.

3.5	Notwithstanding anything contained herein to the contrary, the number of Shares issuable by the Borrower through the conversion of the Preferred Shares shall not exceed 19.9% of the Borrower’s outstanding Shares as of the date of this Agreement or such other amount required to comply with the shareholder approval rules of the Principal Market (the “Maximum Common Stock Issuance”). If such issuance of Shares could cause a delisting on the Principal Market, then the Maximum Common Stock Issuance shall first be approved by the Borrower’s shareholders in accordance with applicable law and the By-laws and Certificate of Incorporation of the Borrower, as amended. The parties understand and agree that the Borrower’s failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Preferred Shares, and that such approval pertains only to the applicability of the Maximum Common Stock Issuance limitation.

3.6	Time shall be of the essence in relation to all payments due under this Agreement.

4.	Release

This Agreement is in full and final settlement of, and each Party hereby releases and forever discharges, all and/or any actions, claims, rights, demands and set-offs, whether in this jurisdiction or any other, whether or not presently known to the Parties or to the law, and whether in law or equity, that it, its parent, subsidiaries, assigns, transferees, representatives, principals, agents, officers or directors (“Related Parties”) or any of them ever had, may have or hereafter can, shall or may have against the other Party or any of its Related Parties arising out of or connected with:

(a)	the IPN;

(b)	the DPN;

(c)	the APA; and

(d)	any other matter arising out of or connected with the relationship between the Parties

(collectively the “Released Claims”).

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5.	Agreement not to sue

Each Party agrees, on behalf of itself and on behalf of its Related Parties not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the other Party or its Related Parties any action, suit or other proceeding concerning the Released Claims, in this jurisdiction or any other.

6.	Costs

The Parties shall each bear their own legal costs in relation to this Agreement.

7.	Warranties and authority

Each Party warrants and represents to the other with respect to itself that it has the full right, power and authority to execute, deliver and perform this Agreement.

8.	No admission

This Agreement is entered into in connection with the compromise of disputed matters and in the light of other considerations. It is not, and shall not be represented or construed by the Parties as, an admission of liability or wrongdoing on the part of either Party to this Agreement or any other person or entity.

9.	Severability

If any provision of this Agreement is found to be void or unenforceable, that provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect and the Parties shall use their respective reasonable endeavours to procure that any such provision is replaced by a provision which is valid and enforceable, and which gives effect to the spirit and intent of this Agreement.

10.	Entire agreement

10.1	This Agreement constitutes the entire understanding and agreement between the Parties in relation to the subject matter of this Agreement.

10.2	Each Party acknowledges that it has not entered into this Agreement in reliance wholly or partly on any representation or warranty made by or on behalf of the other Party (whether orally or in writing) other than as expressly set out in this Agreement.

11.	Confidentiality

The terms of this Agreement, and the substance of all negotiations in connection with it, are confidential to the Parties and their advisers, who shall not disclose them to, or otherwise communicate them to, any third party without the written consent of the other Party other than:

(a)	to the Parties' respective auditors, insurers and lawyers on terms which preserve confidentiality; and

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EXECUTION VERSION

(b)	pursuant to an order of a court of competent jurisdiction, or pursuant to any proper order or demand made by any competent authority or body where they are under a legal or regulatory obligation to make such a disclosure;

(c)	as required pursuant to the rules and regulations of the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended,

(d)	as maybe necessary to provide to any third party in the course of their due diligence of either Party in conjunction with an acquisition of assets, sale of assets, or financing of a Party, and

(e)	as far as necessary to implement and enforce any of the terms of this Agreement.

12.	Governing law and jurisdiction

The provisions of this Agreement shall be construed according to the internal substantive laws of the State of New York without regard to conflict of laws principles. If any provision of this Agreement is in conflict with any statute or rule of law of the State of New York or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed to be restated so that it may be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.

13.	Counterparts

This Agreement may be signed in any number of counterparts, each of which, when signed, shall be an original and all of which together evidence the same agreement.

14.	Variation

Any variation of this Agreement shall be in writing and signed by or on behalf of each Party.

This Agreement has been entered into on the date stated first above written.

XG TECHNOLOGY, INC.	INTEGRATED MICROWAVE TECHNOLOGIES, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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